Exhibit 10.9

SURGERY PARTNERS, INC.

FORM OF

CASH INCENTIVE PLAN

1.	PURPOSE

This Cash Incentive Plan (the “Plan”) has been established to advance the interests of Surgery Partners, Inc. (the “Company”) by providing for the grant of Cash Incentive Awards (as defined below) to eligible employees of the Company and its affiliates, including Cash Incentive Awards intended to qualify for the performance-based compensation exemption (“Exempt Cash Incentive Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 162(m) of the Code, together with the regulations thereunder, “Section 162(m)”), to the extent applicable.

2.	ADMINISTRATION

The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”); provided, that all determinations and other actions of the Administrator required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references to the Administrator herein are to be construed accordingly. For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company, except that if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee consisting solely of those Compensation Committee members who are “outside directors” as so defined.

The Administrator has the authority to interpret the Plan and Cash Incentive Awards, to determine eligibility for Cash Incentive Awards, to determine the terms of and the conditions applicable to any Cash Incentive Award, and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Cash Incentive Award will be final and conclusive as to all parties.

3.	ELIGIBILITY; PARTICIPANTS

The Administrator will select from among the executive officers and other key employees of the Company and its affiliates those employees who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Cash Incentive Award under the Plan will not entitle an individual to participate with respect to a subsequent Cash Incentive Award or Cash Incentive Awards, if any, and will not entitle a Participant to continued employment or constitute the basis for any claim of damages in connection with a termination of employment or otherwise.

4.	GRANT OF AWARDS

The term “Cash Incentive Award” as used in the Plan means an award opportunity that is payable in cash and is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”). A Participant who is granted a Cash Incentive Award will be entitled to a payment, if any, under the Cash Incentive Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Cash Incentive Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) a Cash Incentive Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Cash Incentive Award and the Plan. For each Cash Incentive Award, the Administrator shall establish the following:

(a) the Performance Criteria (as defined in Section 5 below) applicable to the Cash Incentive Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section 6) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

For Exempt Cash Incentive Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Exempt Cash Incentive Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Exempt Cash Incentive Award in accordance with Section 6 or as otherwise permitted in accordance with the requirements of Section 162(m).

5.	PERFORMANCE CRITERIA

As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of a Cash Incentive Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss, may consist of individual and/or Company-related goals and may be applied to a Participant or Participants on an individual basis or with respect to a business unit or division or the Company as a whole. For Exempt Cash Incentive Awards, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, facility, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer satisfaction; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. To the extent consistent with the requirements of Section 162(m), the Committee may establish, by the deadline that otherwise applies to the establishment of the terms of an Exempt Cash Incentive Award, that, in the case of any such Exempt Cash Incentive Award, one or more of the Performance Criteria applicable to such Cash Incentive Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria. With respect to Cash Incentive Awards other than Exempt Cash Incentive Awards, the Administrator may provide that such Cash Incentive Award, and any related Performance Criterion or Criteria, will be adjusted in any manner prescribed by the Administrator in its sole discretion.

6.	CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to a Cash Incentive Award granted for the Performance Period have been satisfied and, in the case of Exempt Cash Incentive Awards, will take such steps as it determines to be sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Administrator shall then determine the actual payment, if any, under each Cash Incentive Award. No amount may be paid under any Exempt Cash Incentive Award unless such certification requirement has been satisfied as set forth above, except as provided by the Administrator consistent with the requirements of Section 162(m). The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Cash Incentive Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Cash Incentive Award or, in the case of Cash Incentive Awards other than Exempt Cash Incentive Awards, otherwise adjust or increase the amount payable under such Cash Incentive Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. The actual payment under an Exempt Cash Incentive Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under such Cash Incentive Award. The actual payment under a Cash Incentive Award other than an Exempt Cash Incentive Award may be more or less than the amount indicated by the level of achievement under the Cash Incentive Award. In each case, the Administrator’s discretionary determination, which may affect different Cash Incentive Awards differently, will be binding on all parties.

7.	PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 15th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Cash Incentive Award payments in accordance with the deferral rules of Section 409A of the Code. Unless otherwise determined by the Administrator, a Cash Incentive Award payment will not be made unless a Participant has remained employed with the Company and its affiliates through the date of payment.

8.	PAYMENT LIMITS

The maximum amount payable to any person in any fiscal year of the Company under Exempt Cash Incentive Awards will be $            , which limitation, with respect to any such Cash Incentive Awards for which payment is deferred in accordance with Section 7 above, shall be applied without regard to such deferral.

9.	TAX WITHHOLDING; LIMITATION ON LIABILITY

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Cash Incentive Award that may arise or otherwise be asserted with respect to a Cash Incentive Award, including, but not limited to, by reason of the application of Section 11 below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of a Cash Incentive Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Cash Incentive Award.

10.	AMENDMENT AND TERMINATION

The Committee or the Board of Directors of the Company may amend the Plan at any time and from time to time, and may terminate the Plan at any time.

11.	MISCELLANEOUS

The Administrator may provide that Cash Incentive Awards will be subject to forfeiture, termination or rescission, and that a Participant will be obligated to return to the Company payments received with respect to a Cash Incentive Award, in connection with (i) a breach by the Participant of a Cash Incentive Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Administrator may recover Cash Incentive Awards and payments under any Cash Incentive Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting a Cash Incentive Award pursuant to the Plan, agrees to return the full amount required under this Section X at such time and in such manner as the Administrator shall determine in its sole discretion, consistent with applicable law.

In the case of any Exempt Cash Incentive Award, the Plan and such Exempt Cash Incentive Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Exempt Cash Incentive Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan. Cash Incentive Awards will not be required to comply with the provisions of the Plan applicable to Exempt Cash Incentive Awards (including, without limitation, the composition of the Committee as set forth in Section 2 above) if and to the extent they are eligible (as determined by the Committee) for exemption from such limitations by reason of the transition relief set forth in Treas. Reg. § 1.162-27(f).

The Plan shall be effective upon adoption of the Plan by the Board of Directors of the Company (the “Effective Date”) and shall supersede and replace the Company’s annual cash bonus program with respect to Cash Incentive Awards granted to eligible executive officers and employees for fiscal years beginning after the Effective Date.